SOUTHWEST AIRLINES REPORTS RECORD FIRST QUARTER PROFIT

DALLAS, TEXAS - April 23, 2015 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2015 results:

•
Record first quarter net income, excluding special items[1], of $451 million, or $.66 per diluted share, compared with first quarter 2014 net income, excluding special items, of $126 million, or $.18 per diluted share. This represented a 266.7 percent increase from first quarter 2014 and exceeded the First Call consensus estimate of $.65 per diluted share.

•	Record first quarter net income of $453 million, or $.66 per diluted share, which included
$2 million (net) of favorable special items, compared with first quarter 2014 net income of $152 million, or $.22 per diluted share, which included $26 million (net) of favorable special items.

•	Record first quarter operating income of $780 million. Excluding special items, record first quarter operating income of $770 million, resulting in an operating margin[2] of 17.4 percent.

•	Strong free cash flow[1] of $859 million used to return $381 million to Shareholders through dividends and share repurchases, and to repay $51 million in debt and capital lease obligations.

•
Return on invested capital, before taxes and excluding special items (ROIC)[1], for the 12 months ended March 31, 2015, of 25.6 percent, compared with 14.2 percent for the 12 months ended March 31, 2014.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are thrilled to report an exceptionally strong first quarter 2015 earnings performance.  Our net income, excluding special items, of $451 million, or $.66 per diluted share, far surpasses any first quarter profit in our history and represents our eighth consecutive quarter of record profits.  Our first quarter 2015 operating income, excluding special items, increased over 200 percent year-over-year to $770 million, resulting in a first quarter record 17.4 percent operating margin. Our ROIC for the 12 months ended March 31, 2015, was an outstanding 25.6 percent. These superb results earned our 47,000 hard-working and dedicated Employees a first quarter record $126 million profitsharing accrual, up 334.5 percent from first quarter 2014.
“Total operating revenues were a first quarter record $4.4 billion, driven by a 6.2 percent year-over-year increase in passenger revenues and double-digit year-over-year percentage growth in freight revenues. Customer demand was strong throughout first quarter 2015, resulting in a record first quarter load factor of 80.1 percent. As expected, first quarter 2015 passenger revenues grew in line with our available seat mile (ASM) growth of 6.0 percent, year-over-year. Considering the 4.1 percent increase in stage length and the 2.7 percent increase in seats per trip3 (gauge) from our fleet modernization, year-over-year, we are very pleased with our first quarter 2015 unit revenue performance. Strong revenue and booking trends have continued thus far in April. Second quarter 2015 year-over-year comparisons are more challenging, largely due to last year’s exceptional and above-trend performance. With the continuation of year-over-year increases in stage length and gauge, we currently expect our April 2015 passenger unit revenues to decline, year-over-year, approximately two percent.
"We are delighted also with our unit cost trends, which continue to benefit from increased stage length, increased gauge, lower maintenance costs, and substantially lower fuel prices. Our first quarter 2015 unit costs, excluding special items, declined 12.4 percent year-over-year. First quarter 2015 economic fuel costs were $2.00 per gallon, compared with $3.08 per gallon in first quarter 2014, resulting in over $450 million in economic fuel cost savings. Based on our existing fuel derivative contracts and market prices as of April 16, 2015, we estimate second quarter 2015 economic fuel costs per gallon will be comparable to first quarter 2015's $2.00 per gallon.
"Setting fuel aside, the solid first quarter 2015 cost performance reflects our intense focus to control costs and maintain our competitive low-cost position. Excluding fuel and oil expense and special items, our first quarter 2015 unit costs were comparable to first quarter last year. Unit costs were down 3.6 percent, year-over-year, when also excluding first quarter 2015 profitsharing expense. Based on current cost trends, and excluding fuel and oil expense, special items, and profitsharing, we expect second quarter 2015 unit costs to decline in the one-to-two percent range, and full year 2015 unit costs to decline approximately two percent, both compared with the same year-ago periods.
"Our network optimization is producing strong financial results, and we are pleased with the performance of our markets under development. We continue to project roughly 700 aircraft by year-end, and an approximate seven percent year-over-year increase in ASMs versus 2014. The full year effect of 2015's expansion is also estimated to increase 2016 ASMs approximately five percent, year-over-year, and we currently expect any further 2016 ASM year-over-year growth to be modest, with a focus on producing strong returns on our investments. Our incremental fleet growth in 2016 is currently expected to approximate two percent, compared with 2015.
"The Customer response to our new Dallas Love Field service, which represents the majority of 2015 year-over-year ASM growth, is very strong, and first quarter 2015 Dallas traffic has increased

145.5 percent from year-ago levels.  In first quarter 2015, we acquired the rights to two additional gates, bringing our total gate occupancy to 18 at Dallas Love Field. By August 2015, we are scheduled to operate 180 weekday departures to 50 nonstop destinations, representing a more than 50 percent increase in flight activity since the lifting of the Wright Amendment restrictions4 in October 2014. We are very pleased to provide more competition, more travel options, and low fares for the Dallas market.
"Our international expansion also continued during first quarter 2015. On March 7, 2015, Costa Rica became our sixth international country served with daily nonstop service between Baltimore/Washington and San Jose, Costa Rica. We also launched international flying from Houston Hobby with seasonal Saturday service to Aruba5. We remain on track to add an additional six international destinations from Hobby later this year with the planned October completion of the international terminal. We look forward to beginning service to Puerto Vallarta, Mexico, in June 2015, and pending government approvals, Belize City, Belize, in October 2015.
"We are managing our invested capital aggressively and continue to provide healthy returns to our Shareholders.  During first quarter 2015, we returned $381 million through the payment of $81 million in dividends and the repurchase of $300 million in common stock.  And, we expect to complete the repurchase of the remaining $80 million under our existing $1 billion share repurchase authorization next month.  Our balance sheet, liquidity, and cash flows remain strong, and we ended first quarter 2015 with $3.4 billion in cash and short-term investments, with a fully available unsecured revolving credit line of $1 billion."

Financial Results and Outlook
The Company's first quarter 2015 total operating revenues increased 6.0 percent to $4.4 billion, on a 6.0 percent increase in ASMs, both compared with first quarter 2014, which resulted in operating unit revenues comparable to first quarter 2014. The growth in total operating revenues was largely driven by strong first quarter 2015 passenger revenues of $4.2 billion.
Total operating expenses in first quarter 2015 decreased 8.0 percent to $3.6 billion, compared with first quarter 2014. During first quarter 2015, the Company incurred costs (before profitsharing and taxes) associated with the acquisition and integration of AirTran of $23 million, and recorded a $37 million (before profitsharing and taxes) reduction to other operating expenses related to a favorable litigation settlement, both of which are special items. Excluding special items in both periods, total operating expenses in first quarter 2015 decreased 7.1 percent to $3.6 billion, compared with first quarter 2014.

First quarter 2015 economic fuel costs were $2.00 per gallon, including $.10 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $3.08 per gallon in first quarter 2014, including $.06 per gallon in favorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of April 16, 2015, second quarter 2015 economic fuel costs are expected to approximate first quarter 2015's $2.00 per gallon, compared with second quarter 2014's $3.02 per gallon. As of April 16, 2015, the fair market value of the Company's fuel derivative contracts is a net liability of approximately $968 million for the fuel hedge portfolio through 2018, including a $225 million net liability related to the remainder of 2015. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding fuel and oil expense and special items in both periods, first quarter 2015 operating costs increased 5.8 percent from first quarter 2014, largely due to the first quarter 2015 profitsharing expense of $126 million, compared with $29 million in first quarter 2014. Excluding fuel and oil expense, special items, and profitsharing in both periods, first quarter 2015 operating costs increased 2.1 percent from first quarter 2014, and decreased 3.6 percent on a unit basis.
Operating income in first quarter 2015 was a first quarter record $780 million, compared with $215 million in first quarter 2014. Excluding special items, operating income was a first quarter record $770 million in first quarter 2015, compared with $242 million in first quarter 2014.
Other expenses in first quarter 2015 were $57 million, compared with other income of $29 million in first quarter 2014. The $86 million swing primarily resulted from $32 million in other losses recognized in first quarter 2015, compared with $53 million in other gains recognized in first quarter 2014. In both periods, these gains/losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, first quarter 2015 had $26 million in other losses, compared with $16 million in first quarter 2014, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Second quarter 2015 premium costs related to fuel derivative contracts are currently estimated to be approximately $22 million, compared with $17 million in second quarter 2014. Net interest expense in first quarter 2015 was $25 million, compared with $24 million in first quarter 2014.

Balance Sheet and Cash Flows
As of April 22, 2015, the Company had approximately $3.4 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1.0 billion. Net cash provided by operations during first quarter 2015 was $1.45 billion, capital expenditures were $573 million, and assets constructed for others, net of reimbursements, were $20 million, resulting in free cash flow of $859 million. The Company repaid $51 million in debt and capital lease obligations during first quarter 2015, and intends to repay an additional $133 million in debt and capital lease obligations during the remainder of 2015.
During first quarter 2015, the Company returned $381 million to its Shareholders through the payment of $81 million in dividends and the repurchase of $300 million in common stock, or 5.1 million shares, pursuant to an accelerated share repurchase (ASR) program executed during the quarter. This ASR program was completed in early April, and the Company then received an additional 1.8 million shares, bringing the total shares repurchased under the first quarter 2015 ASR program to 6.9 million. During first quarter 2015, the Company also received the remaining 1.1 million shares pursuant to the fourth quarter 2014 $200 million ASR program, bringing the total shares repurchased under that ASR program to 4.9 million. The Company intends to complete the repurchase of the remaining $80 million under its existing $1.0 billion share repurchase authorization in May 2015.

Awards and Recognitions

•
Named to FORTUNE's 2015 list of World's Most Admired Companies for the 21st consecutive year. Southwest was ranked as the No. 7 Most Admired Company, and is the only commercial airline to make the Top Ten.

•	Named 2015 Airline of the Year by Air Transport World.

•	Selected as the Favorite Airline by TripAdvisor U.S. travelers.

•	Ranked as the top airline employer, and one of the top 20 best employers overall, according to Forbes' inaugural list of America's Best Employers for 2015.

•	Named to Chief Executive Magazine’s Best Companies for Leaders.

•	Named Domestic Carrier of the Year by the Airforwarders Association for the sixth consecutive year.

•	Named Domestic Airline of the Year by Express Delivery and Logistics Association for the 15th year in a row.

•	Received the Air Cargo Excellence Diamond Award by Air Cargo World magazine.

Conference Call
Southwest will discuss its first quarter 2015 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://southwest.investorroom.com.

1See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items and ROIC is included in the accompanying reconciliation tables.
2Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures.
3Seats per trip is calculated using seats flown divided by trips flown. Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type, for a given period.
4Restrictions still apply to nonstop destinations beyond the 50 States or the District of Columbia.
5The Aruba flights are made possible by U.S. Customs and Border Protection (CBP) Pre-clearance procedures, which provide U.S. border inspection in certain foreign countries including Aruba. This allows Southwest Customers arriving at Hobby Airport from Aruba to deplane into the domestic terminal without further CBP inspections.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company’s capacity and fleet plans and expectations; (iii) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; (iv) the Company’s network plans, goals, opportunities, and expectations, including its plans and expectations with respect to international operations; (v) the Company’s goal with respect to returning value to Shareholders; (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations); and (vii) the Company’s aircraft delivery schedule. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company’s services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company's dependence on third parties, in particular with respect to its technology and fleet plans; (vi) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (vii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2015	2014	Percent Change
OPERATING REVENUES:
Passenger	$4,178	$3,933	6.2
Freight	44	40	10.0
Other	192	193	(0.5)
Total operating revenues	4,414	4,166	6.0

OPERATING EXPENSES:
Salaries, wages, and benefits	1,419	1,275	11.3
Fuel and oil	877	1,314	(33.3)
Maintenance materials and repairs	229	250	(8.4)
Aircraft rentals	60	81	(25.9)
Landing fees and other rentals	285	266	7.1
Depreciation and amortization	244	221	10.4
Acquisition and integration	23	18	27.8
Other operating expenses	497	526	(5.5)
Total operating expenses	3,634	3,951	(8.0)

OPERATING INCOME	780	215	262.8

OTHER EXPENSES (INCOME):
Interest expense	32	33	(3.0)
Capitalized interest	(6)	(7)	(14.3)
Interest income	(1)	(2)	(50.0)
Other (gains) losses, net	32	(53)	(160.4)
Total other expenses (income)	57	(29)	(296.6)

INCOME BEFORE INCOME TAXES	723	244	196.3
PROVISION FOR INCOME TAXES	270	92	193.5
NET INCOME	$453	$152	198.0

NET INCOME PER SHARE:
Basic	$0.67	$0.22	204.5
Diluted	$0.66	$0.22	200.0

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	674	698	(3.4)
Diluted	682	707	(3.5)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,
	2015	2014	Percent Change
Fuel and oil expense, unhedged	$830	$1,332
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	47	(18)
Fuel and oil expense, as reported	$877	$1,314
Deduct: Net impact from fuel contracts (1)	(4)	(9)
Fuel and oil expense, (economic)	$873	$1,305	(33.1)

Total operating expenses, as reported	$3,634	$3,951
Deduct: Net impact from fuel contracts (1)	(4)	(9)
Deduct: Acquisition and integration costs	(23)	(18)
Add: Litigation settlement	37	—
Total operating expenses, non-GAAP	$3,644	$3,924	(7.1)
Deduct: Fuel and oil expense, non-GAAP (economic)	(873)	(1,305)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$2,771	$2,619	5.8
Deduct: Profitsharing expense	(126)	(29)
Operating expenses, non-GAAP, excluding Profitsharing and Fuel and oil expense	$2,645	$2,590	2.1

Operating income, as reported	$780	$215
Add : Net impact from fuel contracts (1)	4	9
Add: Acquisition and integration costs	23	18
Deduct: Litigation settlement	(37)	—
Operating income, non-GAAP	$770	$242	218.2

Other (gains) losses, net, as reported	$32	$(53)
Add (Deduct): Net impact from fuel contracts (1)	(6)	69
Other (gains) losses, net, non-GAAP	$26	$16	62.5

Net income, as reported	$453	$152
Add (Deduct): Net impact from fuel contracts (1)	10	(60)
Add (Deduct): Income tax impact of fuel contracts	(3)	23
Add: Acquisition and integration costs (2)	14	11
Deduct: Litigation settlement (2)	(23)	—
Net income, non-GAAP	$451	$126	257.9

Net income per share, diluted, as reported	$0.66	$0.22
Add (Deduct): Net impact from fuel contracts (2)	0.01	(0.06)
Add (Deduct): Impact of special items (2)	(0.01)	0.02
Net income per share, diluted, non-GAAP	$0.66	$0.18	266.7

(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended
	March 31,
	2015	2014
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$(1)
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	(4)	(8)
Impact from fuel contracts to Fuel and oil expense	$(4)	$(9)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$1
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	4	8
Impact from fuel contracts to Operating Income	$4	$9

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(19)	$55
Ineffectiveness from fuel hedges settling in future periods	13	13
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	1
Impact from fuel contracts to Other (gains) losses, net	$(6)	$69

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$19	$(55)
Ineffectiveness from fuel hedges settling in future periods	(13)	(13)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	4	8
Impact from fuel contracts to Net Income (2)	$10	$(60)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended
	March 31,
	2015	2014	Change
Revenue passengers carried	26,442,996	25,055,809	5.5%
Enplaned passengers	32,098,958	30,656,581	4.7%
Revenue passenger miles (RPMs) (000s)(1)	25,860,866	24,155,317	7.1%
Available seat miles (ASMs) (000s)(2)	32,297,465	30,474,582	6.0%
Load factor(3)	80.1%	79.3%	0.8 pts.
Average length of passenger haul (miles)	978	964	1.5%
Average aircraft stage length (miles)	739	710	4.1%
Trips flown	296,570	299,638	(1.0)%
Average passenger fare	$158.01	$156.96	0.7%
Passenger revenue yield per RPM (cents)(4)	16.16	16.28	(0.7)%
RASM (cents)(5)	13.67	13.67	—%
PRASM (cents)(6)	12.94	12.90	0.3%
CASM (cents)(7)	11.25	12.96	(13.2)%
CASM, excluding Fuel and oil expense (cents)	8.53	8.65	(1.4)%
CASM, excluding special items (cents)	11.28	12.88	(12.4)%
CASM, excluding Fuel and oil expense and special items (cents)	8.58	8.59	(0.1)%
CASM, excluding Fuel and oil expense, special items, and profitsharing (cents)	8.19	8.50	(3.6)%
Fuel costs per gallon, including fuel tax (unhedged)	$1.90	$3.14	(39.5)%
Fuel costs per gallon, including fuel tax	$2.01	$3.10	(35.2)%
Fuel costs per gallon, including fuel tax (economic)	$2.00	$3.08	(35.1)%
Fuel consumed, in gallons (millions)	434	422	2.8%
Active fulltime equivalent Employees	47,005	45,163	4.1%
Aircraft at end of period(8)	679	676	0.4%

(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(5) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(6) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(7) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(8) Aircraft in the Company's fleet at period end, less Boeing 717-200s removed from service in preparation for transition out of the fleet.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	March 31, 2015	March 31, 2014
Operating income, as reported	$2,790	$1,423
Net impact from fuel contracts	23	63
Acquisition and integration costs	132	92
Labor ratification bonus	9	—
Litigation settlement	(37)	—
Operating income, non-GAAP	$2,917	$1,578
Net adjustment for aircraft leases (1)	123	144
Adjustment for fuel hedge premium expense	(71)	(73)
Adjusted Operating income, non-GAAP	$2,969	$1,649

Average invested capital (2)	$11,288	$11,573
Equity adjustment for hedge accounting	289	23
Adjusted average invested capital	$11,577	$11,596

ROIC, pre-tax	25.6%	14.2%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average Invested Capital is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$2,025	$1,282
Short-term investments	1,413	1,706
Accounts and other receivables	499	365
Inventories of parts and supplies, at cost	304	342
Deferred income taxes	452	477
Prepaid expenses and other current assets	270	232
Total current assets	4,963	4,404
Property and equipment, at cost:
Flight equipment	18,858	18,473
Ground property and equipment	2,899	2,853
Deposits on flight equipment purchase contracts	619	566
Assets constructed for others	686	621
	23,062	22,513
Less allowance for depreciation and amortization	8,455	8,221
	14,607	14,292
Goodwill	970	970
Other assets	623	534
	$21,163	$20,200
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,145	$1,203
Accrued liabilities	1,874	1,565
Air traffic liability	3,613	2,897
Current maturities of long-term debt	271	258
Total current liabilities	6,903	5,923

Long-term debt less current maturities	2,416	2,434
Deferred income taxes	3,252	3,259
Construction obligation	595	554
Other noncurrent liabilities	1,095	1,255
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,329	1,315
Retained earnings	7,829	7,416
Accumulated other comprehensive loss	(742)	(738)
Treasury stock, at cost	(2,322)	(2,026)
Total stockholders' equity	6,902	6,775
	$21,163	$20,200

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$453	$152
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	244	221
Unrealized (gain) loss on fuel derivative instruments	11	(60)
Deferred income taxes	19	92
Changes in certain assets and liabilities:
Accounts and other receivables	(130)	(72)
Other assets	13	7
Accounts payable and accrued liabilities	177	24
Air traffic liability	717	761
Cash collateral received from (provided to) derivative counterparties	(17)	11
Other, net	(35)	(17)
Net cash provided by operating activities	1,452	1,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(573)	(395)
Assets constructed for others	(22)	(12)
Purchases of short-term investments	(316)	(770)
Proceeds from sales of short-term and other investments	609	819
Net cash used in investing activities	(302)	(358)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	13	49
Proceeds from termination of interest rate derivative instruments	12	—
Reimbursement for assets constructed for others	2	—
Payments of long-term debt and capital lease obligations	(51)	(46)
Payments of cash dividends	(81)	(56)
Repayment of construction obligation	(2)	(3)
Repurchase of common stock	(300)	(315)
Other, net	—	(4)
Net cash used in financing activities	(407)	(375)

NET CHANGE IN CASH AND CASH EQUIVALENTS	743	386

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,282	1,355

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,025	$1,741

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 16, 2015

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	2Q 2015 (2)	Full Year 2015 (2)
$40	$1.30 - $1.35	$1.60 - $1.70
$50	$1.60 - $1.65	$1.80 - $1.90
Current Market (1)	$2.00 - $2.05	$2.15 - $2.25
$70	$2.20 - $2.25	$2.25 - $2.35
$80	$2.50 - $2.55	$2.45 - $2.55

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
Second quarter 2015 (3)	—
Full Year 2015 (3)	—
2016	Approx. 10%
2017	Approx. 30%
2018 (3)	—

(1) Brent crude oil average market price as of April 16, 2015, was approximately $64 per barrel for second quarter 2015 and $63 per barrel for full year 2015.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of  April 16, 2015.
(3) In response to the precipitous decline in oil and jet fuel prices during the second half of 2014, the Company took action during fourth quarter 2014 to offset its 2015 and 2018 fuel derivative portfolios and is now effectively unhedged at current price levels. While the Company still holds derivative contracts as of March 31, 2015, that will settle during 2015 and 2018, the majority of the losses associated with those contracts are substantially locked in. However, if market prices were to increase or decrease significantly related to the 2015 positions prior to these contracts settling, the losses incurred at settlement could be slightly lower or higher than currently expected amounts during that period.

Southwest Airlines Co.
737 Delivery Schedule
As of March 31, 2015

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2015	—		19	—	17	—	—		—	36	(3)
2016	31		—	12	4	—	—		—	47
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	56	(1)	19	36	21	30	170	(2)	191	523

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.
(3) Includes seven 737-800s and eight 737-700s delivered as of March 31, 2015.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran and a $37 million gain resulting from a litigation settlement received in January 2015. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred substantial charges associated with integration of the two companies. Given that the AirTran integration process has been effectively completed, the Company does not anticipate significant future integration expenditure requirements, but may incur smaller incremental costs associated primarily with the continuing conversion and sublease of the Boeing 717 fleet throughout 2015. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2015, the Company generated $859 million in free cash flow, calculated as operating cash flows of $1.45 billion less capital expenditures of $573 million less assets constructed for others of $22 million plus reimbursements for assets constructed for others of $2 million.

The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables to the press release (See Return on Invested Capital).